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EXHIBIT 12

METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

				Year Ended December 31,
	Jan. 1- Nov. 6, 2001		Nov. 7- Dec. 31, 2001			Six Months Ended June 30, 2004
				2002	2003
	(Dollars in thousands)
EARNINGS AS DEFINED IN		:
REGULATION S-K:		:
Income before extraordinary items	$62,381	:	$14,617	$63,224	$60,953	$24,709
Interest and other charges, before reduction for amounts capitalized	48,568	:	8,461	50,969	46,281	23,905
Provision for income taxes	39,449	:	10,905	44,372	44,006	16,211
Interest element of rentals charged to income(a)	284	:	(693)	515	437	651
		:
Earnings as defined	$150,682	:	$33,290	$159,080	$151,677	$65,476
		:
FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$33,101	:	$5,615	$40,774	$36,661	$22,385
Other interest expense	9,219	:	1,744	2,636	5,841	1,520
Subsidiary's preferred stock dividend requirements	6,248	:	1,102	7,559	3,779	—
Interest element of rentals charged to income(a)	284	:	(693)	515	437	651
		:
Fixed charges as defined	$48,852	:	$7,768	$51,484	$46,718	$24,556
		:
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.08	:	4.29	3.09	3.25	2.67
		:

(a)
Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

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METROPOLITAN EDISON COMPANY CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES